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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 2, 2000


                                 LANDACORP, INC.
             (Exact name of registrant as specified in its charter)


               DELAWARE               333-87435              94-3346710
     (State or other jurisdiction    (Commission           (IRS Employer
           of incorporation)         File Number)        Identification No.)


          4151 ASHFORD DUNWOODY ROAD, SUITE 505, ATLANTA, GA     30319
            (Address of principal executive offices)           (Zip Code)


        Registrant's telephone number, including area code: (404) 531-9956


                                       N/A
         (Former name or former address, if changed since last report)


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ITEM 2.     ACQUISITION OF ASSETS

        Effective November 2, 2000, Landacorp, Inc. (the "Company") completed its acquisition of PatientCentrix, Inc. ("PatientCentrix"), a leading provider of population management targeting and intervention programs and services. The acquisition was structured as a "reverse triangular merger", whereby PatientCentrix merged with CDMS Acquisition Corporation, a wholly-owned subsidiary of the Company. PatientCentrix continued as the surviving corporation.

        The Company acquired 100% of the outstanding capital stock of PatientCentrix in return for cash of $5,850,000 paid to the stockholders and option holders, and issuing 1,157,000 shares to the stockholders of PatientCentrix. The price of the shares issued was $1.777 based on the average of the 20 trading days prior to the date of the definitive agreement, which was October 31, 2000. The Company also assumed all the incentive stock options issued by PatientCentrix prior to the acquisition. These now represent options to purchase up to 1,582,532 of Common Stock of the Company with an average exercise price of $1.525. Additionally, contingent upon total contract value of sales for PatientCentrix software and services, capped at $50 million in orders for the twelve months from the closing of the acquisition; up to $6 million in additional cash will be paid to the shareholders and option holders of PatientCentrix, prorata to their rights to PatientCentrix stock.

        The shares of Common Stock of the Company that were issued to acquire PatientCentrix are restricted. However, the Company has granted registration rights to the shares issued to acquire PatientCentrix, including unlimited "piggy-back" registrations, subject to any applicable underwriter cut-back, and one demand registration right pursuant to which the shareholders may demand that Landacorp file a registration statement on Form S-3 to register up to all of the shares of Landacorp common stock held by them; provided, however, that such demand right shall only be exercisable on or after the first anniversary of Landacorp's initial public offering, and then, only if the average closing price for one share of the Company's Common Stock for the ten days prior to the date of such exercise, as quoted on the Nasdaq Stock Market, exceeds $7.00.

        Pursuant to the terms of the Merger Agreement, 30% of the shares of the Company's Common Stock and options to purchase the Company's Common Stock issued to employees of PatientCentrix pursuant to the merger are subject to forfeiture in the event of such employee's termination under certain circumstances. The Company has agreed to refund the exercise price paid but an employee with respected to any forfeited shares purchased pursuant to the exercise of an option.

        The merger consideration and other terms of the Merger Agreement were determined pursuant to arms-length negotiations between the parties.

        As part of the transaction, Michael S. Miele, Chief Executive Officer of PatientCentrix, was nominated to the Company's Board of Directors. Immediately after the transaction, Mr. Miele beneficially held 1,056,875 shares of Common Stock of the Company.

        The funds used for payment of the cash consideration were part of the proceeds of the Company's initial public offering, effective on February 8, 2000.

        The foregoing description of the merger does not purport to be complete, and is qualified in its entirety by the Merger Agreement and Registration Rights Agreement which are attached hereto as Exhibits 2.1 and 4.1, respectively, and are incorporated by reference.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

               (a) - (b) It is impracticable for the registrant to provide the required financial statements for the business acquired at the time of filing this report, but the registrant will file such required financial statements, if required pursuant to under this item and Rule 3-05(b) of Regulation S-X, by amendment to this report as soon as practicable, but not later than sixty days after this report was required to be filed initially.

               (c) The exhibit index attached hereto is incorporated by reference to this item.

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                                    SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 LANDACORP, INC.



                                      /s/ STEPHEN P. KAY
                                 -------------------------------------------
                                 Stephen P. Kay, Chief Financial Officer

                                 Date: November 17, 2000


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Exhibits to the Form 8-K


Exhibit
Number                Description of Document
------                -----------------------
2.1                   Merger Agreement by and among Landacorp, Inc., CDMS
                      Acquisition Corporation, PatientCentrix, Inc.,
                      Michael S. Miele, Christopher C. Synn, and James W.
                      Tiepel, dated October 31, 2000.

4.1                   Registration Rights Agreement by and among Landacorp,
                      Inc. and certain holders of shares of Landacorp, Inc., dated October 31, 2000.

4.2                   Escrow Agreement by and among Landacorp, Inc.,
                      PatientCentrix, Inc., Imperial Bank, a California banking corporation, Michael S. Miele, Christopher C.
                      Synn, James W. Tiepel, and Richard Sweeney, dated
                      October 31, 2000.

20.1                  Press Release dated November 2, 2000

20.2                  Press Release dated November 2, 2000



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